UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2006
PACKETEER, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-26785	77-0420107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 873-4400
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     Pursuant to the terms of the Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of May 8, 2006 by and among Packeteer, Inc. (“Packeteer”), Tacit Networks, Inc. (“Tacit”), Oslo Acquisition Corporation, a wholly-owned subsidiary of Packeteer (the “Merger Subsidiary”) and Vikram Gupta as Stockholders’ Agent, the Merger Subsidiary was merged with and into Tacit (the “Merger”) effective as of May 16, 2006 (the “Effective Time”). As a result of the Merger, Tacit became a wholly-owned subsidiary of Packeteer.
     Packeteer acquired Tacit for approximately $78 million in cash. In addition, Packeteer assumed all options to purchase Tacit capital stock outstanding immediately prior to the Effective Time. Packeteer funded the cash portion of the consideration payable in the Merger through cash-on-hand.
     The amount of the consideration paid in the Merger was determined through arms-length negotiations between representatives of Packeteer and Tacit. Prior to the date of the Merger Agreement, no material relationship existed between Packeteer and Tacit or any of its affiliates, any director or officer of Packeteer, or any associate of any such director or officer.
     Prior to the Merger, Tacit was a privately held technology leader providing complete branch office infrastructure solutions for organizations pursuing server, storage and resource consolidation to meet cost, security and regulatory compliance objectives.
     A press release issued by Packeteer announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit
Number	Description

99.1	The press release of Packeteer, Inc. dated May 16, 2006 announcing that it had completed its acquisition of Tacit Networks.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 16, 2006

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary

Exhibit Index

Exhibit
Number	Description

99.1	The press release of Packeteer, Inc. dated May 16, 2006 announcing that it had completed its acquisition of Tacit Networks.